Exhibit 10.17

POSTROCK ENERGY CORPORATION

2010 LONG-TERM INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

Date of Grant:	[ ]

Number of Restricted Shares:	[ ]

Period of Restriction:	The period commencing on the Date of Grant and ending on the Vesting Date.

This Restricted Share Award Agreement (the “Agreement”) is made by and between PostRock Energy Corporation, a Delaware corporation (the “Company”), and [            ] (“Participant”).

RECITALS:

A. The Company established the 2010 Long-Term Incentive Plan (the “Plan”) under which the Company may grant eligible employees of the Company and its Subsidiaries and non-employee directors of the Company certain equity-based awards.

B. Participant is an eligible employee of the Company or one of its Subsidiaries or a non-employee director of the Company and the Committee has elected to grant to Participant Restricted Shares under the Plan pursuant to and in accordance with this Agreement.

AGREEMENT:

In consideration of the mutual premises and covenants contained herein and other good and valuable consideration paid by Participant to the Company, the Company and Participant agree as follows:

Section 1. Incorporation of Plan.

All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Plan Committee therein provided. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

Section 2. Grant of Restricted Shares.

Subject to the conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to Participant that number of Restricted Shares identified above opposite the heading “Number of Restricted Shares.”

Section 3. Vesting; Restrictions; No Assignment of Rights.

Subject to any exceptions set forth in this Agreement or in the Plan, the Restricted Shares shall fully vest on [            ] (the “Vesting Date”), provided Participant is an employee of the Company or one of its Subsidiaries or a non-employee director of the Company from the Grant Date through the Vesting Date. Any attempt to assign, alienate, pledge, attach, sell, or otherwise transfer or encumber the Restricted Shares or the rights relating thereto prior to the Vesting Date shall be null and void. On the Vesting Date, all restrictions on transfer shall lapse and the designated Restricted Shares, if not previously forfeited pursuant to Section 4 below, will become freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Participant.

Section 4. Forfeiture Prior to Vesting; Change in Control.

(a) General Rule. If Participant has a Termination of Affiliation with the Company or any of its Subsidiaries for any reason (including due to death or Disability) before the Vesting Date, then, except as provided in Section 4(b) below, all of Participant’s unvested Restricted Shares under this Agreement shall immediately be forfeited as of such termination date, and the full ownership of such Restricted Shares and rights will revert to the Company. Upon such forfeiture, Participant shall have no further rights under this Agreement. For purposes of this Agreement, transfer of employment between the Company and any of its Subsidiaries does not constitute a Termination of Affiliation. Section 5.4(b) of the Plan shall not apply; all unvested Restricted Shares granted under this Agreement will immediately be forfeited upon Participant’s Termination of Affiliation due to death or Disability.

(b) Change in Control. Notwithstanding Sections 3 and 4(a) above to the contrary, if Participant is an employee of the Company or one of its Subsidiaries or a non-employee director of the Company as of the date of a Change in Control (“Change in Control Date”), then as of the Change in Control Date all unvested Restricted Shares shall immediately vest; all restrictions on transfer shall lapse and such Restricted Shares will become fully transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Participant.

For purposes of this Agreement, a “Change in Control” shall be consistent with regulations issued under Section 409A of the Code and the Treasury regulations issued thereunder and shall mean the occurrence of a “Change in the Ownership of the Company,” a “Change in Effective Control of the Company,” or a “Change in the Ownership of a Substantial Portion of the Company’s Assets.” A “Change in the Ownership of the Company” means the acquisition by any one person, or more than one person acting as a group, of the outstanding and issued Shares that, together with Shares held by such person or group, constitutes more than 50 percent of the total voting power of the Shares (however, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total voting power of the Shares, the acquisition of additional Shares by the same person or group shall not constitute a Change in the Ownership of the Company). A “Change in Effective Control of the Company” shall occur if either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of Shares possessing 35 percent or more of the total voting power of the Shares (however, if a person, or more than one person acting as a group owns 35 percent of the total fair market value or total voting power of the Shares, the acquisition of additional Shares by such person or group shall not constitute a Change in Effective Control of the Company); or (ii) a majority of members of the Company’s board of directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election. A “Change in the Ownership of a Substantial Portion of the Company’s Assets” occurs when any one person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (“gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this Agreement, the term “acting as a group” shall have the same meaning as defined in Section 409A of the Code and the Treasury regulations issued thereunder. Notwithstanding the foregoing, in no event shall any acquisition of Shares or other securities of the Company by White Deer Energy L.P. or any of its affiliates, whether occurring before or after the date of this Agreement, constitute a Change in Control.

Section 5. Certificates.

The Restricted Shares shall be issued in the name of Participant as of the Date of Grant. The certificates representing the Restricted Shares shall bear a legend similar to the following:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES AND SUBJECT TO CERTAIN CONDITIONS UNDER THE POSTROCK ENERGY CORPORATION 2010 LONG-TERM INCENTIVE PLAN AND THE APPLICABLE RESTRICTED SHARES AWARD AGREEMENT PURSUANT TO WHICH THE SHARES WERE ISSUED. THESE SHARES ARE SUBJECT TO A RISK OF FORFEITURE AND CANNOT BE ASSIGNED, ALIENATED, PLEDGED, ATTACHED, SOLD OR OTHERWISE TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS OF SUCH PLAN AND AGREEMENT, COPIES OF WHICH ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF POSTROCK ENERGY CORPORATION.

Section 6. Dividends and Voting Rights.

Participant is entitled to (a) receive all dividends, whether payable in cash or stock, or other distributions, declared on or with respect to any Restricted Shares as of a record date that occurs during the Period of Restriction (and before any forfeiture of the Restricted Shares), payable at the same time as such dividends or distributions are made to the Company’s shareholders, and (b) exercise all voting rights with respect to the Restricted Shares, if the record date for the exercise of such voting rights occurs during the Period of Restriction (and before any forfeiture of the Restricted Shares).

Section 7. Designation of Beneficiary.

Participant may designate a person or persons to receive, in the event of Participant’s death, any Shares resulting from the vesting of the Restricted Shares or other property then or thereafter distributable relating to such Shares. Such designation may be made either in the space indicated at the end of this Agreement or in a written instrument delivered to the Company or its delegate and may be revoked only by a written instrument similarly delivered. If Participant fails effectively to designate a beneficiary, the legal representative of the estate of Participant will be deemed to be the beneficiary of Participant with respect to any such Shares or other property.

Section 8. Tax Withholding.

To the extent that the grant or vesting of any of the Restricted Shares granted hereunder may obligate the Company to pay withholding taxes on behalf of Participant, the Company shall have the power to withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any such federal, state, local or foreign withholding tax requirements.

Section 9. No Right to Continued Employment.

If the Participant is an employee of the Company or one of its Subsidiaries, nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate Participant’s employment at any time, nor confer upon Participant the right to continue in the employ of the Company or one of its Subsidiaries.

Section 10. Entire Agreement; Amendment.

This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Shares granted hereby. All prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is an amendment of this Agreement.

Section 11. Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding its conflict of laws provisions.

Section 12. Section 409A.

The rights to, and distribution of, the Shares granted hereunder are exempt from the requirements of Section 409A of the Code as restricted property, and this Agreement shall be interpreted and administered in a manner consistent with that intent.

Section 13. Notice of Section 83(b) Election.

If Participant desires to make an election under Section 83(b) of the Code relating to the award of the Restricted Shares, Participant shall notify the Company or its delegate in writing of such election within 30 days of the Date of Grant. Participant shall be solely responsible for making such a Section 83(b) election and satisfying all notice and filing requirements under the Code.

This Agreement has been executed and delivered by the parties hereto effective the day and year first above written.

POSTROCK ENERGY CORPORATION

By:
Name: [ ]
Title: [ ]

PARTICIPANT

NAME

Designation of Beneficiary:
(Name of Beneficiary)

(Relationship to Participant)

(Street Address)

(City, State, Zip Code)

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